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                                                                     Exhibit  23


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference of our report dated February 20, 2002, included as Exhibit 99.2 to the Consolidated Edison, Inc. Form 8-K dated March 8, 2002 in: (i) the Registration Statement on Form S-3 (No. 333-69013) relating to the Con Edison Automatic Dividend Reinvestment and Cash Payment Plan; (ii) the Registration Statement on Form S-8 (No. 333-04463-99) relating to the Con Edison 1996 Stock Option Plan; (iii) the Registration Statement on Form S-8 (No. 333-48475) relating to The Consolidated Edison Discount Stock Purchase Plan; and (iv) the Registration Statement on Form S-3 (No. 333-72264) relating to debt securities of Consolidated Edison, Inc.


PricewaterhouseCoopers LLP
New York, New York
March 8, 2002